Exhibit 5.1
May 16, 2008
Piper Jaffray Companies
800 Nicollet Mall, Suite 800
Minneapolis, Minnesota 55402
Re:	Piper Jaffray Companies 1,631,129 Shares of Common Stock, par value $.01 per share
Ladies and Gentlemen:
In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering of up to 1,631,129 shares of common stock, par value $.01 per share (the “Common Stock”) and associated preferred share purchase rights (the “Rights”) (the Common Stock and Rights to be collectively referred to in this opinion as the “Shares”), of Piper Jaffray Companies, a Delaware corporation (the “Company”), pursuant to the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan (as amended and restated effective May 7, 2008) (the “Plan”), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FAEGRE & BENSON LLP

By:	/s/ W. Morgan Burns

W. Morgan Burns